Exhibit 99.1

Pitney Bowes Announces First Quarter Results for 2008

  Revenue growth of 11%
  Adjusted earnings per diluted share of $0.66
  GAAP earnings per diluted share of $0.56
  Strong free cash flow of $197 million and cash from operations of $248 million
  Company increases annual cash flow guidance to $625 - $700 million, and reaffirms guidance of $2.80 to $2.90 for adjusted earnings per diluted share for 2008

STAMFORD, Conn.--(BUSINESS WIRE)--Pitney Bowes Inc. (NYSE:PBI) today reported first quarter 2008 financial results.

Revenue increased 11 percent to $1.6 billion and adjusted income from continuing operations was $140 million. Adjusted income for the quarter excludes charges related to restructuring initiatives that the company announced on November 15, 2007 to reduce costs, accelerate operational improvements and transition its product line; and a tax adjustment in the UK. On a Generally Accepted Accounting Principles (GAAP) basis, the company reported net income from continuing operations of $123 million.

Adjusted earnings per diluted share for the first quarter was $0.66, which compares with $0.66 for the prior year. On a GAAP basis, the company reported earnings per diluted share from continuing operations of $0.58 for the quarter, compared with $0.66 per diluted share for the prior year. Diluted earnings per share for the quarter was $0.56 including discontinued operations, compared with $0.65 the prior year.

The company’s results for the quarter are further summarized in the table below:

First Quarter
Adjusted EPS	$0.66
Restructuring & Asset Impairments	($0.05)
Tax Adjustment	($0.03)
GAAP EPS from Continuing Operations	$0.58
Discontinued Operations	($0.02)
GAAP EPS	$0.56

Free cash flow for the quarter was $197 million, while cash from operations was $248 million for the first quarter.

During the quarter, the company used $74 million of cash for dividends and $180 million to buy back 5 million of its shares. The remaining authorization for future share repurchases was $227 million at the end of the first quarter.

Commenting on the quarter, President and CEO Murray D. Martin noted, “We are encouraged by our ability to achieve a solid performance despite the difficult economic environment. Today more than ever, businesses of all sizes are looking for ways to connect information, offerings, and goods with their existing and potential customers in a cost efficient manner. Our diverse portfolio of mail and document management solutions assists businesses in generating revenue, reducing costs, and enhancing the impact of their customer communications through targeting and customization.”

Business Segment Results

Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; mailing and multi-vendor support services; payment solutions; and mailing, customer communication, and location intelligence software.

In the first quarter, Mailstream Solutions revenue increased 9 percent to $1.1 billion while earnings before interest and taxes (EBIT) declined 4 percent to $289 million, when compared with the prior year.

Within Mailstream Solutions:

As anticipated, U.S. Mailing’s revenue and EBIT for the quarter were adversely affected by lower equipment sales due to the postal rate case in the first half of last year, the wind-down of meter migration, and current weak economic conditions. As a result, the segment’s revenue declined 5 percent to $553 million and EBIT declined 8 percent to $224 million. The EBIT margin was hurt by lower revenue growth and the mix of business when compared with 2007, which included the sale of higher margin mailing equipment upgrade kits that enabled mailers to comply with the change in postage rates.

International Mailing’s revenue grew 20 percent to $308 million and EBIT increased 8 percent to $50 million. The segment’s revenue grew 6 percent when compared with the prior year, excluding the effects of currency and acquisitions. Revenue benefited by about 13 percent from favorable currency translation and by about 1 percent from acquisitions. EBIT margin comparisons with the prior year were adversely affected by the mix of business. However, the EBIT margin improved by 120 basis points when compared with the fourth quarter 2007 due to improved margin in France resulting from a postal rate change.

Worldwide revenue for Production Mail grew 5 percent to $135 million and EBIT increased 25 percent to $9 million. Favorable currency translation contributed about 5 percent to revenue growth. Revenue benefited from higher equipment placements in the U.K., Asia, and Canada; however, there were lower equipment sales in the U.S. and parts of Europe. The EBIT margin improved due to a higher gross margin and lower administrative costs.

Software revenue increased 159 percent to $100 million and EBIT increased 114 percent to $7 million. Results for the quarter were driven by broad-based demand for location intelligence and customer communication software solutions both within and outside of the U.S. Revenue grew 46 percent when compared with the prior year, excluding currency and acquisitions. Acquisitions, including MapInfo, contributed 105 percent to revenue growth and favorable currency translation contributed about 8 percent. The 1 percent decline in EBIT margin was due primarily to acquisition costs associated with MapInfo.

Mailstream Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services for targeted customer markets; mail services operations, which include presort mail services and cross-border mail services; and marketing services.

For the quarter, Mailstream Services reported revenue growth of 17 percent to $478 million, and EBIT increased 17 percent to $39 million versus the prior year.

Within Mailstream Services:

Management Services’ revenue increased 11 percent to $303 million for the quarter while EBIT decreased 10 percent to $19 million. The segment’s revenue growth for the quarter benefited from last year’s acquisition of a French-based business services company, which added about 9 percent to growth, and favorable currency translation, which added about 3 percent to growth. The segment’s revenue and EBIT were adversely affected by continued weakness in U.S. legal solutions and slower business in government solutions. Acquisition costs also negatively impacted EBIT.

The company is nearing conclusion of its evaluation of the strategic options for its U.S. Management Services operations and expects to make a statement by the end of the second quarter.

Mail Services revenue grew 25 percent to $125 million and EBIT grew 56 percent to $18 million. Revenue growth was driven by both presort and cross-border mail services, while EBIT benefited from operating leverage from the increase in mail volume processed and increased operating efficiencies. Acquisitions added about 3 percent to revenue growth.

Marketing Services revenue increased 42 percent to $50 million as the segment’s results benefited from the continued expansion of marketing services programs and acquisitions during the year, which added about 11 percent to revenue growth. EBIT margin more than doubled to 4 percent of revenue versus the prior year.

2008 Guidance

Based upon first quarter results, the company increased full-year free cash flow guidance to a range of $625 to $700 million and reaffirmed 2008 expected revenue growth of 6 to 9 percent, and adjusted earnings per diluted share from continuing operations of $2.80 to $2.90.

Adjusted earnings per diluted share excludes charges related to the initiatives that the company announced on November 15, 2007 to reduce costs, accelerate improvements in operational efficiency, and transition its product line. Adjusted earnings per diluted share also excludes a tax adjustment associated with a UK leasing program that ended in 2002. The company anticipates that the restructuring and asset impairment charges in 2008 in connection with the transition initiatives will be in the range of $40 million to $100 million ($0.12 to $0.30 per diluted share).

On a GAAP basis, earnings per diluted share from continuing operations is expected to be in the range of $2.47 to $2.75.

The 2008 earnings guidance is summarized in the table below.

Continuing Operations	Full Year 2008	Full Year 2007
Adjusted EPS	$2.80 to $2.90	$2.72
Restructuring & Asset Impairments	($0.12 to $0.30)	($0.87)
Tax Adjustments	($0.03)	($0.16)
MapInfo Accounting	N/A	($0.05)
GAAP EPS	$2.47 to $2.75	$1.63

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes engineers the flow of communication. The company is a $6.3 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis, adjusted income from continuing operations, and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transition initiatives, restructuring charges, accounting adjustments and write downs of assets, which materially impact the comparability of the company's results of operations. Although transition initiatives and restructuring charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income and income from continuing operations, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of March 31, 2008. Quarterly results are preliminary and unaudited. This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “estimate,” “project,” “plan,” “believe,” "expect," "anticipate," “intend,” and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue, and our expected diluted earnings per share for the full year 2008. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2007 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income for the three months ended March 31, 2008 and 2007, and consolidated balance sheets at March 31, 2008 and December 31, 2007, are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended Mar 31,
	2008	2007 (1)
Revenue from:
Equipment sales	$305,520	$295,429
Supplies	107,600	100,302
Software	99,663	38,551
Rentals	184,953	188,070
Financing	198,939	190,580
Support services	194,460	189,016
Business services	482,822	412,289

Total revenue	1,573,957	1,414,237

Costs and expenses:
Cost of equipment sales	160,937	148,500
Cost of supplies	27,872	26,123
Cost of software	25,491	10,053
Cost of rentals	38,304	42,421
Cost of support services	116,417	106,755
Cost of business services	379,291	323,651
Selling, general and administrative	496,495	425,402
Research and development	50,000	43,569
Restructuring and asset impairments	17,093	-
Interest, net	58,777	56,727

Total costs and expenses	1,370,677	1,183,201

Income from continuing operations
before income taxes	203,280	231,036

Provision for income taxes	75,547	79,706
Minority interest	4,798	4,746

Income from continuing operations	122,935	146,584

Discontinued operations	(3,832)	(1,788)

Net income	$119,103	$144,796

Basic earnings per share
Continuing operations	$0.58	$0.67
Discontinued operations	(0.02)	(0.01)

Net income	$0.56	$0.66

Diluted earnings per share
Continuing operations	$0.58	$0.66
Discontinued operations	(0.02)	(0.01)

Net income	$0.56	$0.65

Average common and potential common
shares outstanding	213,281,780	223,382,724

(1) Prior year amounts have been reclassified to conform to the current year presentation.

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
March 31, 2008
(Unaudited)

(Dollars in thousands)
			%
	2008	2007 (1)	Change
First Quarter

Revenue

U.S. Mailing	$552,585	$580,003	(5%)
International Mailing	308,333	257,850	20%
Production Mail	135,404	129,301	5%
Software	99,663	38,551	159%
Mailstream Solutions	1,095,985	1,005,705	9%

Management Services	302,635	272,659	11%
Mail Services	125,422	100,602	25%
Marketing Services	49,915	35,271	42%
Mailstream Services	477,972	408,532	17%

Total Revenue	$1,573,957	$1,414,237	11%

EBIT (2)

U.S. Mailing	$223,955	$244,420	(8%)
International Mailing	49,935	46,266	8%
Production Mail	8,583	6,883	25%
Software	6,970	3,254	114%
Mailstream Solutions	289,443	300,823	(4%)

Management Services	18,637	20,784	(10%)
Mail Services	18,389	11,810	56%
Marketing Services	1,752	520	237%
Mailstream Services	38,778	33,114	17%

Total EBIT	$328,221	$333,937	(2%)

Unallocated amounts:
Interest, net	(58,777)	(56,727)
Corporate expense	(48,579)	(46,174)
Restructuring and asset impairments	(17,093)	-
MapInfo purchase accounting	(492)	-
Income before income taxes	$203,280	$231,036

(1) Prior year amounts have been reclassified to conform to the current year presentation.

(2) Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring and asset impairments and the MapInfo purchase accounting alignment.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	03/31/08	12/31/07
Current assets:
Cash and cash equivalents	$397,786	$377,176
Short-term investments, at cost which approximates market
	68,112	63,279
Accounts receivable, less allowances:
03/08 $ 52,537 12/07 $ 49,324	853,236	841,072
Finance receivables, less allowances:
03/08 $ 44,017 12/07 $ 45,859	1,484,342	1,498,486
Inventories	218,036	197,962
Current income taxes	89,409	83,227
Other current assets and prepayments	268,401	258,411

Total current assets	3,379,322	3,319,613

Property, plant and equipment, net	613,590	627,918
Rental property and equipment, net	434,624	435,927
Long-term finance receivables, less allowances:
03/08 $ 30,932 12/07 $ 32,512	1,522,087	1,533,773
Investment in leveraged leases	239,847	249,191
Goodwill	2,343,049	2,299,858
Intangible assets, net	444,120	457,188
Non-current income taxes	31,014	28,098
Other assets	621,897	598,377

Total assets	$9,629,550	$9,549,943

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,893,884	$1,965,567
Current income taxes	140,876	96,851
Notes payable and current portion of long-term obligations	818,503	953,767
Advance billings	597,935	540,254

Total current liabilities	3,451,198	3,556,439

Deferred taxes on income	473,342	472,240
FIN 48 uncertainties and other income tax liabilities	291,859	285,505
Long-term debt	4,047,013	3,802,075
Other noncurrent liabilities	428,339	406,216

Total liabilities	8,691,751	8,522,475

Preferred stockholders' equity in a subsidiary company
	384,165	384,165

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	7	7
Cumulative preference stock, no par value, $2.12 convertible	987	1,003
Common stock, $1 par value	323,338	323,338
Capital in excess of par value	246,992	252,185
Retained earnings	4,178,725	4,133,756
Accumulated other comprehensive income	130,163	88,656
Treasury stock, at cost	(4,326,578)	(4,155,642)

Total stockholders' equity	553,634	643,303

Total liabilities and stockholders' equity	$9,629,550	$9,549,943

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended March 31,
	2008	2007

GAAP income from continuing operations
after income taxes, as reported	$122,935	$146,584
Restructuring and asset impairments	10,352	-
Tax adjustment	6,480	-
MapInfo Purchase accounting	322	-
Income from continuing operations
after income taxes, as adjusted	$140,089	$146,584

GAAP diluted earnings per share from
continuing operations, as reported	$0.58	$0.66
Restructuring and asset impairments	0.05	-
Tax adjustment	0.03	-
MapInfo Purchase accounting	0.00	-
Diluted earnings per share from continuing
operations, as adjusted	$0.66	$0.66

GAAP net cash provided by operating activities,
as reported	$248,337	$220,225
Capital expenditures	(56,933)	(67,571)
Reserve account deposits	(7,233)	(10,952)
Restructuring payments and discontinued operations	12,693	13,407

Free cash flow, as adjusted	$196,864	$155,109

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial –
Sheryl Y. Battles, VP, Corp. Communications
203-351-6808
or
Financial –
Charles F. McBride, VP, Investor Relations
203-351-6349
www.pitneybowes.com